      As filed with the Securities and Exchange Commission on January 16, 1997
                                 Registration No. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                    ----------------------------------------------
                                       FORM S-3
                               REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                          ----------------------------------

                          EVANS WITHYCOMBE RESIDENTIAL, INC.
(Exact name of guarantor of the Notes and issuer of common stock, preferred stock and warrants as specified in its charter)

         MARYLAND                                          86-0766008
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification Number)

                          EVANS WITHYCOMBE RESIDENTIAL, L.P.
             (Exact name of issuer of notes as specified in its charter)

         DELAWARE                                          86-0766007
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)

6991 East Camelback Road, Suite A-200, Scottsdale, Arizona 85251, (602) 840-1040 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        -------------------------------------
                                   STEPHEN O. EVANS
                  CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          EVANS WITHYCOMBE RESIDENTIAL, INC.
                        6991 EAST CAMELBACK ROAD, SUITE A-200
                              SCOTTSDALE, ARIZONA 85251
                                    (602) 840-1040
               (Name, address, including zip code and telephone number,
                      including area code, of agent for service)

                          ----------------------------------
                                       COPY TO:


                                KENNETH M. DORAN, ESQ.
                            GIBSON, DUNN & CRUTCHER LLP
                               333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071-3197
                                   (213) 229-7000



                          ----------------------------------
           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./x/


         If this Form is filed to register additional securities for an offering pursuant Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering./ /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                        -------------------------------------

                           CALCULATION OF REGISTRATION FEE




------------------------------------------------------------------------------------------------------------------------------------
                                                 Amount      Proposed Maximum
                   Title of                       to be       Aggregate Price       Proposed Maximum                  Amount of
          Securities to be Registered          Registered        Per Unit     Aggregate Offering Price(1)(2)(3)   Registration Fee
         ---------------------------          ----------    ---------------- --------------------------------    ----------------

EVANS WITHYCOMBE RESIDENTIAL, INC.(4)         $125,000,000                            $125,000,000                 $98,485(6)
    Common Stock, $.01 par value(5)                                N/A
    Preferred Stock, $.01 par value(7)
    Warrants(8)
    Guarantees of Debt Securities of Evans
    Withycombe Residential, L.P.
EVANS WITHYCOMBE RESIDENTIAL, L.P.            $200,000,000                            $200,000,000
     Debt Securities(9)
                                                                                   Total:  $325,000,000
------------------------------------------------------------------------------------------------------------------------------------



--------------
(1) In no event will the aggregate maximum offering price of all securities registered under this Registration Statement exceed $325,000,000, of which the aggregate maximum offering price of Common Stock, Preferred Stock and Warrants registered under this Registration Statement will not exceed $125,000,000, and the aggregate maximum offering price of Debt Securities registered under this Registration Statement will not exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit has been omitted pursuant to Rule 457(o) and will be determined, from time to time, by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.

(3) Estimated solely for purposes of computing the registration fee. No separate consideration will be received for securities as may from time to time be issued upon conversion or exchange of the securities registered hereunder.

(4) $125,000,000 principal amount of Common Stock and Preferred Stock and the Warrants being registered by Evans Withycombe Residential, Inc. (the "Company") are being carried forward from the Registration Statement on Form S-3 (Registration No. 33-96756).

(5) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Company. There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Stock registered hereunder or upon exercise of the Warrants registered hereunder.

(6) Includes $37,879 of the $68,966 which was previously paid in connection with the filing of the Registration Statement on Form S-3 (Registration No. 33-96756).

(7) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Company, or may be issued upon exercise of the Warrants registered hereunder.

(8) Subject to footnote (1), there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Preferred Stock or Common Stock as may be sold, from time to time, by the Company.

(9) Subject to footnote (1), there is being registered hereunder an indeterminate number of Debt Securities as may be sold from time to time by Evans Withycombe Residential, L.P. (the "Operating Partnership"). Of the securities registered hereunder, the Operating Partnership will only issue and sell non-convertible debt securities.

                        -------------------------------------

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO REGISTRATION STATEMENT NO. 33-96756 PREVIOUSLY FILED BY THE COMPANY ON FORM S-3 AND DECLARED EFFECTIVE ON DECEMBER 8, 1995.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   EXPLANATORY NOTE

    This Registration Statement relates to securities which may be offered from time to time by Evans Withycombe Residential, Inc. (the "Company") and Evans Withycombe Residential, L.P., a majority-owned limited partnership subsidiary of the Company (the "Operating Partnership"). This Registration Statement contains a form of basic prospectus (the "Basic Prospectus") relating to both the Company and the Operating Partnership which will be used in connection with an offering of securities by the Company or the Operating Partnership. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities.

                  SUBJECT TO COMPLETION, DATED JANUARY 16, 1997

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
[LOGO]                               $125,000,000
                          EVANS WITHYCOMBE RESIDENTIAL, INC.
                PREFERRED STOCK, COMMON STOCK, WARRANTS AND GUARANTEES

                                     $200,000,000
                          EVANS WITHYCOMBE RESIDENTIAL, L.P.
                                   DEBT SECURITIES
                                     -----------



    Evans Withycombe Residential, Inc. (the "Company") may offer and issue from time to time (i) shares of its Common Stock, par value $.01 per share (the "Common Stock"), (ii) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"), (iii) warrants to purchase Common Stock or Preferred Stock (the "Warrants"), or (iv) unconditional guarantees (the "Guarantees") of unsecured Debt Securities (as defined below), with an aggregate public offering price of up to $125,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Evans Withycombe Residential, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible debt securities ("Debt Securities"), with an aggregate public offering price of up to $200,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be guaranteed by Guarantees of the Company as to payment of principal, premium, if any, and interest. The Common Stock, Preferred Stock, Warrants and Debt Securities (collectively, the "Securities") may be offered, separately or together, in more separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately. Preferred Stock may be convertible into shares of Common Stock.



    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

    The applicable Prospectus Supplement will contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculated from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                                 -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED ON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                                 -------------------

                The date of this Prospectus is                  , 1997

    IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Operating Partnership or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of the time subsequent to the date thereof.

    Unless otherwise indicated or as the context otherwise requires,
(a) references to the "Company" shall include the Company's predecessor, Evans Withycombe, Inc., and its affiliates, predecessors and partners (collectively, "Evans Withycombe") and Evans Withycombe Finance Partnership, L.P. (the "Financing Partnership") and Evans Withycombe Management, Inc. (the "Management Company"), and (b) references to the Operating Partnership shall include the Financing Partnership.

                               ------------------------

                                AVAILABLE INFORMATION

    The Company and the Operating Partnership have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), covering the Securities offered hereby. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership and the Securities offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

    The Company is and the Operating Partnership will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company and the Operating Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the reports, proxy and information statements and other information filed by the Company with the NYSE can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. The Commission maintains a website that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company (File No. 1-13256) with the Commission pursuant to the Exchange Act are incorporated herein by reference. The Operating Partnership intends to file promptly a Form 10 registration statement and undertakes to amend this Registration Statement to incorporate such Form 10 registration statement by reference.


         (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (2) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

         (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 1, 1994;

         (4) the Company's Proxy Statement for its Annual Meeting of Stockholders held on June 6, 1996;

         (5) the Company's Current Report on Form 8-K filed with the Commission on December 24, 1996; and

         (6)  all other documents filed by the Company pursuant to
              Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Evans Withycombe Residential, Inc., Attention: Secretary, 6991 East Camelback Road, Suite A-200, Scottsdale, Arizona 85251, telephone number: (602) 840-1040.

                      THE COMPANY AND THE OPERATING PARTNERSHIP

    The Company is one of the largest developers and managers of upscale apartment communities in Arizona and is expanding its operation into selected sub-markets in Southern California. The Company owns and manages 48 stabilized multifamily apartment communities (the "Communities") containing 13,289 units, of which 44 stabilized multifamily apartment communities are located in Phoenix and Tucson, Arizona, containing a total of 11,885 units and four stabilized multifamily apartment communities are located in the Riverside/San Bernardino, California market and contain a total of 1,404 units. The Company considers an apartment community stabilized when it reaches 93% physical occupancy. The Company is also in the process of developing or expanding six multifamily apartment communities comprising 1,198 units in its Arizona markets. The Company is fully integrated with expertise in development, acquisitions, construction and management of apartment communities. The Company had approximately 575 employees at September 30, 1996.

    All of the Communities and other assets of the Company are held by, and all of the Company's operations are conducted through, the Operating Partnership (either directly or through subsidiaries). The Company is the sole general partner of, and controls a majority of the limited partnership interests in, the Operating Partnership. As of September 30, 1996, the Company owned 79.3% of the outstanding partnership interests in the Operating Partnership. To maintain the Company's qualifications as a REIT while realizing income from its fee management and related service business, the Company's management operations are conducted through the Management Company pursuant to the terms of management agreements with the Operating Partnership and the Financing Partnership. The Management Company also provides other services to third parties, including construction, development and related services.

    As of September 30, 1996, the Company and the Operating Partnership have outstanding indebtedness of $376.4 million. Any applicable Prospectus Supplement relating to securities offered thereby will set forth the outstanding indebtedness of the issuer and its subsidiaries as of a recent date.

    The Company was incorporated in Maryland in May 1994. The Operating Partnership is a Delaware limited partnership that was formed in June 1994. The principal executive offices of the Company and the Operating Partnership are located at 6991 East Camelback Road, Suite A-200, Scottsdale, Arizona 85251, telephone number: (602) 840-1040.

                                   USE OF PROCEEDS

    The Company is required, by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock, Preferred Stock or Warrants in the Operating Partnership in exchange for additional Units. Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Securities will be used by the Company and the Operating Partnership for general corporate purposes, which may include the repayment of existing indebtedness, the development of new apartment communities and the acquisition of additional apartment communities. Proceeds from the sales of Securities initially may be temporarily invested in short-term securities.

                   CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the consolidated ratios of earnings to fixed charges of the Company, the predecessor to the Company and the Operating Partnership prior to August 17, 1994.



                                                                                                   Nine Months Ended
                                                       Year Ended December 31,                    September 30, 1996
                                            --------------------------------------------           ------------------
                                            1995    1994      1993       1992      1991
                                            ----    ----      ----       ----      ----

Ratio of Earnings to Fixed Charges......  1.89x   1.83(1)   1.78x(2)   0.08x(3)   1.02x           1.61x




---------------

    (1) In connection with the repayment of existing indebtedness at the time of the initial public offering, prepayment penalties and lender participation (additional interest) totaling $2,594,000 were paid. Prior to the offering, an Executive Incentive Deferred Compensation Plan was canceled and the $2,639,000 that was funded by the Company was expensed during 1994.

    (2) During 1993, the Company negotiated a discounted payoff of a mortgage loan secured by an apartment community, the excess of the amount owed for principal and interest over the amount paid to payoff the loan was recorded as an extraordinary item-gain on extinguishment of debt. The Company determined that the carrying value of the community was in excess of net realizable value. The excess of $1,361,000 was charged to write down of real estate assets and was recorded in the income (loss) before minority interest and extraordinary item.

    (3) In 1992, the predecessor to the Company had a loss before minority interest and extraordinary item of $6,709,000, which included a non-cash write down of real estate assets of $10,284,000 related to one of the Communities. The predecessor wrote down the carrying value of such Community in conjunction with the negotiated discounted payoff of the Community's mortgage. The computation of the ratio of earnings to fixed charges for such year indicates that earnings were inadequate to cover fixed charges by approximately $6,801,000. If the non-cash write down of the Community were added back to earnings, the Company would have had earnings in excess of fixed charges of $3,295,000.

    For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before minority interest and extraordinary items, and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                            DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture (the
"Indenture"), between the Operating Partnership and a Trustee (the "Trustee") chosen by the Operating Partnership and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of all material provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At September 30, 1996, the total outstanding debt of the Operating Partnership was $376.4 million, all of which was unsubordinated indebtedness. Of such outstanding debt, $260.4 million was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301). The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section
608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    The Debt Securities may be unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for the specific terms thereof, including:

         (1) the title of such Debt Securities and whether such Debt Securities are guaranteed by a Guarantee;

         (2) any limit on the aggregate principal amount of such Debt Securities that may be authenticated and delivered under the Indenture;

         (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

         (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (5) the rate or rates, or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any, the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (6) the place or places where the principal of (and premium, if any), interest, if any, and additional amounts, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

         (7) the period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

         (8) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered Debt Securities ("Registered Securities") shall be issuable and, if other than denominations of $5,000 and any integral multiple thereof, the denomination or denominations in which any bearer Debt Securities ("Bearer Securities") shall be issuable;

         (10) if other than the Trustee, the identity of each security registrar and/or paying agent;

         (11) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined;

         (12) if other than U.S. dollars, the currency or currencies in which payment of the principal of (and premium, if any) or interest or additional amounts, if any, on the Debt Securities shall be payable or in which the Debt Securities shall be denominated;

         (13) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined;

         (14) whether the principal of (and premium, if any) or interest or additional amounts, if any, on the Debt Securities are to be payable, at the election of the Operating Partnership or a holder (a "Holder") thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

         (15) provisions, if any, granting special rights to the Holders of the Debt Securities upon the occurrence of such events as may be specified;

         (16) any deletions from, modifications of or additions to the events of default (the "Events of Default") or covenants of the Operating Partnership with respect to the Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture;

         (17) whether the Debt Securities are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities may be exchanged for Registered Securities and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities are to be issuable initially in temporary global form and whether any Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, and, if Registered Securities are to be issuable as a global Debt Security, the identity of the depositary for such series;

         (18) the date as of which any Bearer Securities and any temporary global Debt Security representing Outstanding (as hereinafter defined) Debt Securities shall be dated if other than the date of original issuance of the first Debt Security of the series to be issued;

         (19) the person to whom any interest on any Registered Security shall be payable, if other than the person in whose name that Debt Security is registered at the close of business on the applicable record date (the "Regular Record Date") for such interest, the manner in which, or the person to whom any interest on any Bearer Security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an interest payment date (an "Interest Payment Date") will be paid;


         (20) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

         (21) if the Debt Securities to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

         (22) whether and under what circumstances the Operating Partnership will pay additional amounts on the Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option);

         (23) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitations on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

         (24) any other terms of such Debt Securities not inconsistent with the terms of the Indenture.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control or
(iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the
Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of the Capital Stock-- Restrictions
on Ownership."   Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    The applicable Prospectus Supplement will summarize the nature and scope of any event risk provisions contained in any offered Debt Security, including the types of events protected by such provisions and any limitations on the Operating Partnership's ability to satisfy its obligations under such provisions. The applicable Prospectus Supplement will also summarize anti-takeover provisions in other securities of the Operating Partnership or the General Partner, which could have a material effect on the offered Debt Securities. Such summary will contain a detailed and quantifiable definition of any "change in control" provision.

    Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant
Defeasance" below apply to such series of Debt Securities. See "-- Modification of the Indenture."

GUARANTEES

    The Debt Securities may be unconditionally and irrevocably guaranteed by Guarantees of the Company, on a senior or subordinated basis, which will guarantee the due and principal payment of, premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantee relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are Registered Securities, other than Registered Securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are Bearer Securities, other than Bearer Securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt

Securities to be redeemed and ending at the close of business on (A) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

    The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any subsidiary of the Operating Partnership (a "Subsidiary") as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that each of the Operating Partnership and the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

    MAINTENANCE OF PROPERTIES. Each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership and the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership or the Company, as the case may be, and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1007).

    INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1008).

    PAYMENT OF TAXES AND OTHER CLAIMS. Each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that neither the Operating Partnership nor the Company shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

    PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the security register for the Debt Securities (the "Security Register"), without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (b) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section
1010).

    ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company (if the Company has guaranteed any Debt Securities) contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities), or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

    If an Event of Default under the Indenture with respect to Debt
Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Securities, the terms of which provide that the principal amount thereof payable at maturity may be more or less than the principal face amount thereof at original issuance ("Indexed Securities"), such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security or such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

    The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512). Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security;
(c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such Debt Security (Section 902). A Debt Security shall be deemed Outstanding ("Outstanding") if it has been authenticated and delivered under the Indenture unless, among other things, such Debt Security has been canceled or redeemed.

    The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of Debt Securities in the Indenture (Section 1014). Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt

Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Operating Partnership or the Company (if the Company has guaranteed any Debt Securities) may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 1401 and 1404).

    The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of the Indenture, the Operating Partnership or the Company, as the case may be, may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt

Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under sections 1004 to 1011, inclusive, of the Indenture (including the restrictions described under "Certain Covenants") and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at the stated maturity date specified thereon ("Stated Maturity"), or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal
Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 1404). "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series; (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

    Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.


    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1011, inclusive, of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                           DESCRIPTION OF THE CAPITAL STOCK
GENERAL

    The Articles of Incorporation of the Company, as amended and supplemented from time to time (the "Charter"), provide that the Company may issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Shares"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Shares"). Under Maryland law, shareholders generally are not liable for the corporation's debts or obligations.

    The following summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Maryland law and the Company's Charter.

COMMON SHARES

    Subject to the preferential rights of any class of Preferred Shares, and to the provision of the Company's Charter regarding the consequences of actually or constructively owning Common Shares in violation of the Ownership Limit Provision (as discussed below), holders of Common Shares are entitled to receive distributions on such Common Shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to continue to make quarterly distributions to holders of Common Shares.

    Subject to the provisions of the Company's Charter regarding the consequences of actually or constructively owning Common Shares in violation of the Ownership Limit Provision and to the matters discussed under "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--Control Share Acquisitions," each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of Common Shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company. See "--Restrictions on Ownership."

    Subject to the provisions of the Company's Charter regarding the consequences of actually or constructively owning Common Shares in violation of the Ownership Limit Provision, all Common Shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

    Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's charter. The Company's Charter provides that a majority of all of the votes to be cast is the required vote of shareholders in such situations, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Company's Charter with respect to the classified Board, removal of directors, amendment of the Company's Bylaws, as amended (the "Bylaws"), preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors, or (iii) that would jeopardize the Company's status as a REIT for tax purposes, requires, in each case, the approval of two-thirds of the Common Shares entitled to vote. In addition, a number of other provisions of the MGCL could have a significant effect on the Common Shares and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

PREFERRED SHARES

    Preferred Shares may be issued from time to time, in one or more classes, as authorized by the Board of Directors. Prior to issuance of shares of each class, the Board of Directors is required by the MGCL and the Company's Charter to fix for each such class, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Company's outstanding shares might believe to be in their best interests or in which holders of some, or a majority, of shares might receive a premium for their shares over the market price of such shares. As of the date hereof, no Preferred Shares are outstanding. If and when issued, the Preferred Shares will be subject to the restrictions on ownership set forth below.

    The applicable Prospectus Supplement will describe the following terms of any Preferred Shares in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Shares): (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share; (3) any date of maturity; (4) any redemption, repayment or sinking fund provisions; (5) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) whether the Preferred Shares are convertible and, if so, the securities or rights into which such Preferred Shares are convertible (which may include other Preferred Shares) and the terms and conditions upon which such conversions will be effected including the initial conversion prices or rates, the conversion period and any other related provisions; (8) the place or places where dividends and other payments on the Preferred Shares will be payable; (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions directed at maintaining the Company's REIT status; and (10) all material federal income tax considerations applicable to such Preferred Shares. The Preferred Shares offered hereby will, when issued, be fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, certain income received by the Company from related parties will not be treated as

"rents from real property" in determining whether the Company satisfies the REIT income tests. Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Board of Directors has adopted, and the shareholders have approved, a provision in the Charter restricting the acquisition of shares of the Company's capital stock (the "Ownership Limit Provision").

    The Ownership Limit Provision provides that, subject to certain exceptions, no shareholder may actually own, beneficially own (within the meaning of Section 13(d)(3) of the Exchange Act), or be deemed to own by virtue of the constructive ownership provisions of the Code, more than the Ownership Limit, which is equal to 9.8% of the lesser in value of the total number or value of the outstanding Common Shares or Preferred Shares (or such other number or value of Preferred Shares as the Board of Directors may determine in fixing the terms of the Preferred Shares). The constructive ownership rules of the Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding Common Shares or 9.8% (or such other number or value) of the Preferred Shares (or the acquisition of an interest in an entity which owns shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding Common Shares or 9.8% (or such other number or value) of the outstanding Preferred Shares, and thus subject such shares to the Ownership Limit Provision. The Ownership Limit Provision also prohibits the acquisition or transfer of Common Shares and Preferred Shares if the acquisition or transfer would result in the outstanding shares of capital stock of the Company being owned by fewer than 100 persons, and prohibits actual or constructive ownership of capital stock if as a result of such ownership the Company would violate the "five or fewer" rule discussed above or would otherwise cause the Company to fail to qualify as a REIT.

    The Board of Directors may in its sole discretion waive the Ownership Limit with respect to a particular acquisition of actual or constructive ownership of the Company's shares, provided certain conditions are met. The Board of Directors is not required to consider a request for such waiver, and, as a condition for granting such a waiver, the Board of Directors may require opinions of counsel or rulings satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

    Except as provided below, in the event of a transfer, acquisition or other ownership of the Company's capital stock (including any constructive acquisition or transfer or ownership) in violation of the Ownership Limit Provision, such transfer, acquisition or ownership shall be null and void AB INITIO, and the intended transferee or owner will acquire no rights to, or economic interest in, the shares.

    The Charter provides that, if the Board of Directors requests and receives a ruling from the IRS or an opinion of counsel satisfactory to the Board of Directors and is otherwise satisfied such actions can be taken without jeopardizing the Company's REIT status, shares of the Company's capital stock owned, actually or constructively, or transferred to or otherwise acquired, actually or constructively, by a person in violation of the Ownership Limit Provision ("Prohibited Shares") will become subject to a mechanism that, in effect, is designed to prohibit the person who purported to acquire those shares from voting, receiving dividends or other distributions, and participating in the appreciation in value of those shares. In general, pursuant to this mechanism, the Prohibited Shares would automatically be transferred to a trustee of a trust, the beneficiary of which would be one or more charitable organizations, at the close of business on the day preceding the violative transaction. The intended owner of the Prohibited Shares would have no right to vote or receive distributions on the Prohibited Shares, and generally would be entitled to receive only the net proceeds from a sale of the Prohibited Shares, or the purchase price paid by such person for the Prohibited Shares (or value as of the date of the acquisition, in the case of an acquisition other than a purchase), whichever is less. The Company will have a right to purchase the Prohibited Shares for fair market value during a specified period. Until the Board of Directors requests and receives a ruling from the IRS or an opinion of counsel and is otherwise satisfied that implementation of these provisions will not jeopardize the Company's REIT status, these provisions will not take effect and attempted transfers or ownership of shares in violation of the Ownership Limit Provision will be void AB INITIO.

    The Ownership Limitation Provision contains an exception for Common Shares acquired by affiliates of Aldrich, Eastman and Waltch, L.P. ("AEW") and funds managed by an affiliate of Copley Real Estate Advisors, Inc. ("Copley") in the transactions undertaken in connection with the formation of the Company (the "Formation Shares"), that are intended to prevent such entities from violating the Ownership Limitation Provision as a result of participating in such transactions. This exception continues to apply to Formation Shares in the hands of a direct and indirect transferee of these entities, provided the transferee is a qualified pension fund and other conditions are met.

    The Ownership Limit Provision will not be automatically removed even if the REIT provisions of the Code are changed so as to remove any ownership concentration limitation. Except as otherwise described above, any change of the Ownership Limit Provision would require an amendment to the Charter. Such amendment to the Charter requires the affirmative vote of holders owning a majority of the outstanding shares entitled to vote, unless such amendment would cause the Company to lose its status as a REIT for tax purposes, in which event the affirmative vote of holders of two-thirds of the outstanding shares entitled to vote would be required. In addition to preserving the Company's status as a REIT, the Ownership Limit Provision may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

    All certificates representing Common Shares bear a legend referring to the restrictions described above.

    All persons who own a specified percentage (or more) of the outstanding shares of the Company's capital stock must file a statement with the Company containing information regarding their ownership of Common Shares, as set forth in the income tax regulations promulgated under the Code (the "Treasury Regulations").

TRANSFER AGENT AND REGISTRAR

    The Company has appointed Norwest Bank, Minnesota, National Association as its transfer agent and registrar.

                         CERTAIN PROVISIONS OF MARYLAND LAW
                       AND OF THE COMPANY'S CHARTER AND BYLAWS

    The following paragraphs summarize certain provisions of Maryland law and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and to Maryland law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Charter provides that the initial number of directors of the Company was three (3), which number may be increased or decreased pursuant to the Bylaws of the Company but in no event shall be less than the minimum number required by the MGCL, which in the case of the Company is three (3). The Company's Bylaws currently provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by the MGCL nor more than fifteen (15). The Company has set the number of directors to seven (7). Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. Pursuant to the terms of the Charter, the directors are divided into three classes. One class was re-elected to a term expiring in 1998, another class was re-elected to a term expiring in 1999 and the remaining class holds office initially for a term expiring at the annual meeting of shareholders to be held in 1997. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of voting shares will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of shares entitled to vote will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

    The Charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, and by the vote required to elect a director, the shareholders may fill a vacancy on the Board resulting from removal. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude shareholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Charter limits the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) to the extent that a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

    The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Charter also permits the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that: (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified party actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who directly or indirectly beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Directors has exempted from these provisions of the MGCL any business combination with certain officers of the Company including Stephen O. Evans and F. Keith Withycombe, and Evans Withycombe, certain institutional investors that participated in the formation of the Company and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror directly or indirectly to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and, as a result, the acquiror becomes entitled to vote a majority of the then outstanding shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

    The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions of Shares by any officer or director of the Company and by Stephen O. Evans, F. Keith Withycombe, Evans Withycombe, certain institutional investors and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

AMENDMENTS TO THE CHARTER

    The Company's Charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, except that any proposal (i) to permit cumulative voting in the election of directors; (ii) to alter provisions of the Company's Charter with respect to the classified Board, removal of directors, amendment of the Bylaws, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors; or (iii) that would jeopardize the Company's status as a REIT for tax purposes, requires, in each case, the approval of two-thirds of the shares entitled to vote. The Company's Bylaws may be amended by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter. Subject to the right of the shareholders to adopt, alter and repeal Bylaws, the Board of Directors is authorized to adopt, alter or repeal the Bylaws.

DISSOLUTION OF THE COMPANY

    The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and
(b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

    The provisions in the Charter on classification of the Board of Directors, the business combination provisions of the MGCL and, control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                               DESCRIPTION OF WARRANTS

    The Company may issue warrants to purchase Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants," together with the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

WARRANTS

    The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants and Common Stock Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the number of such Warrants issued with each share of Preferred Stock or Common Stock: (5) any provisions for adjustment of the number or amount of shares of Preferred Stock or Common Stock receivable upon exercise of such Warrants or the exercise price of such Warrants; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) if applicable, a discussion of material federal income tax considerations; (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (9) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and (10) the maximum or minimum number of such Warrants which may be exercised at any time.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder of Warrants to purchase for cash such shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                          FEDERAL INCOME TAX CONSIDERATIONS

    The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning (i) income taxes on effectively connected income, (ii) withholding taxes on dividends or interest,
(iii) branch profits taxes, (iv) taxes imposed under the Foreign Investment in Real Property Tax Act and (v) other tax consequences that may arise under federal, state or local law.

TAXATION OF THE COMPANY

    The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. The provisions of the Code pertaining to REITs are highly technical and complex. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Section 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

    Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

    In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholders' capital stock with respect to which the distribution is paid and, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those shares of capital stock.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

    The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

    The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Any resultant increase in the Company's REIT taxable income increases its distribution requirements, but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

    The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "Service") of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If the Operating Partnership were to be treated as an association, it would be taxable as a corporation. In such a situation, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing net income. In addition, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset test and possibly the income tests, and in turn would prevent the Company from qualifying as a REIT. See "Taxation of the Company" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

PLAN OF DISTRIBUTION

    The Securities may be sold (i) through agents, (ii) through underwriters,
(iii) through dealers or (iv) directly to purchasers. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

    Offers to purchase the Securities may be solicited by agents designated by the Company or the Operating Partnership, from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company or the Operating Partnership to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

    If an underwriter or underwriters are utilized in the sale of Securities, the Company or the Operating Partnership. as the case may be, will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

    If a dealer is utilized in the sale of the Securities, the Company or the Operating Partnership, as the case may be, will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

    Offers to purchase the securities may be solicited directly by the Company or the Operating Partnership and sales thereof may be made by the Company or the Operating Partnership directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

    Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company or the Operating Partnership to indemnification by the Company or the Operating Partnership, as the case may be, against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the Prospectus Supplement, the Operating Partnership will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Operating Partnership.

                                       EXPERTS

    The financial statements of Evans Withycombe Residential, Inc. (the Company) and Evans Withycombe Residential Group (the Predecessor) appearing in the Company's Annual Report (Form 10-K) for the year ended December 31,
1995 and appearing in the Current Report of Evans Withycombe, Inc. on Form 8-K, dated December 24, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    LEGAL MATTERS

    The validity of the Debt Securities offered hereby will be passed upon for the Operating Partnership by Gibson, Dunn & Crutcher LLP, Los Angeles, California and the validity of the Common Stock, Preferred Stock and Warrants offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Gibson, Dunn & Crutcher LLP will rely as to all matters of Maryland law, including the legality of the Common Stock, on the opinion of Ballard Spahr Andrews & Ingersoll.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated fees and expenses in connection with the issuance and distribution of the Securities registered hereby (all amounts except the registration fee are estimated).

    Registration fee . . . . . . . . . . . . . . . . . . .      $  98,485
                                                                 ----------
    NYSE listing fee . . . . . . . . . . . . . . . . . . .            *
                                                                 ----------
    Trustees' fees . . . . . . . . . . . . . . . . . . . .            *
                                                                 ----------
    Printing, duplicating and engraving expenses . . . . .            *
                                                                 ----------
    Legal fees and expenses (other than Blue Sky). . . . .            *
                                                                 ----------
    Accounting fees and expenses . . . . . . . . . . . . .            *
                                                                 ----------
    Blue sky fees and expenses . . . . . . . . . . . . . .            *
                                                                 ----------
    Miscellaneous. . . . . . . . . . . . . . . . . . . . .            *
                                                                 ----------
                 Total . . . . . . . . . . . . . . . . . .       $    *
                                                                 ----------
                                                                 ----------

    * To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Charter limits the liability of the Company's directors and officers the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

    The Company's Charter and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Charter also permits the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

    The Agreement of Limited Partnership of the Operating Partnership also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Operating Partnership Agreement.

    The Company entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by the MGCL, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

ITEM 16. EXHIBITS

    See Exhibit Index attached hereto on page II-6 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

    Each of the undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change in such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrants pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' respective annual report pursuant to Section 13(a) or Section
15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     With respect to offerings of Warrants or rights, the undersigned Registrants hereby undertake to supplement the Prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the applicable prospectus supplement, a post-effective amendment will be filed to set forth the terms of such offering.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 15th day of January, 1997.

                              EVANS WITHYCOMBE RESIDENTIAL, INC.

                              By:  /s/ Stephen O. Evans
                                   -----------------------------
                                   Stephen O. Evans,
                                   Chairman of the Board and
                                   Chief Executive Officer

                              EVANS WITHYCOMBE RESIDENTIAL, L.P.

                              By:  EVANS WITHYCOMBE RESIDENTIAL, INC.,
                                   as General Partner

                                   By:  /s/ Stephen O. Evans
                                        -------------------------
                                        Stephen O. Evans,
                                        Chairman of the Board and
                                        Chief Executive Officer

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen O. Evans, Richard G. Berry and Paul R. Fannin, and each of them, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement or any registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                               Title                         Date
---------                               -----                         ----
/s/ Stephen O. Evans
--------------------     Chairman of the Board of                January 15, 1997
Stephen O. Evans         Directors and Chief Executive Officer
                         (Principal Executive Officer)

                                      II-4

/s/ F. Keith Withycombe
-----------------------  President, Chief Operating Officer and  January 15, 1997
F. Keith Withycombe      Director

/s/ Paul R. Fannin
-----------------------  Senior Vice President and Chief         January 15, 1997
Paul R. Fannin           Financial Officer, Secretary and
                         Treasurer (Principal Financial and
                         Accounting Officer)

/s/ Richard G. Berry
-----------------------  Executive Vice President and Director   January 15, 1997
Richard G. Berry


-----------------------  Director                                January __, 1997
Joseph F. Azrack

/s/ G. Peter Bidstrup
-----------------------  Director                                January 15, 1997
G. Peter Bidstrup


-----------------------  Director                                January __, 1997
Joseph W. O'Connor

/s/ John O. Theobald II
-----------------------  Director                                January 15, 1997
John O. Theobald II

                                      II-5

                                    EXHIBIT INDEX

Exhibit
Number                             Description
------                             -----------

 *1.1     Form of Underwriting Agreement relating to the Debt Securities

 *1.2     Form of Underwriting Agreement relating to the capital stock

  4.1 Articles of Amendment and Restatement of the Company (previously filed as Exhibit No. 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

  4.2     Amended and Restated Bylaws of the Company (previously filed as
          Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

 *4.3     Form of Indenture

 *4.3.1   Form of Senior Indenture (Form of Senior Security included therein)


 *4.3.2 Form of Subordinated Indenture (Form of Subordinated Security included therein)

 *5.1 Opinion of Gibson, Dunn & Crutcher LLP as to the legality of Securities to be issued

 *5.2     Opinion of Ballard Spahr Andrews & Ingersoll LLP

 12       Statement re:  Computation of Consolidated Ratio of Earnings to Fixed
          Charges

 23.1     Consent of Ernst & Young LLP

*23.2     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

*23.3     Consent of Ballard Spahr Andrews & Ingersoll LLP (included in Exhibit
          5.2)

 24       Powers of Attorney (included on signature page)

*25.1 Statement of Eligibility and Qualification of Senior Trustee under the Trust Indenture Act (to be filed in accordance with Rule 305(b)(2) of the Trust Indenture Act of 1939)

*25.2 Statement of Eligibility and Qualification of Subordinated Trustee under the Trust Indenture Act (to be filed in accordance with
          Rule 305(b)(2) of the Trust Indenture Act of 1939)
--------------------------------
* To be filed by amendment when necessary or incorporated by reference as may be required with the offering of Securities.

                                      II-6